AGREEMENT AMONG JOINT INSUREDS

THIS AGREEMENT made as of July 1, 2014 by and among, AllianzGI Institutional Multi-Series Trust, AllianzGI Managed Accounts Trust, AllianzGI NFJ Dividend, Interest & Premium Strategy Fund, AllianzGI Convertible & Income Fund, AllianzGI Convertible & Income Fund II, AllianzGI Equity & Convertible Income Fund, PCM Fund, Inc., PIMCO California Municipal Income Fund, PIMCO California Municipal Income Fund II, PIMCO California Municipal Income Fund III, PIMCO Corporate & Income Strategy Fund, PIMCO Corporate & Income Opportunity Fund, PIMCO Income Strategy Fund, PIMCO Income Strategy Fund II, PIMCO Global StocksPLUS® & Income Fund, PIMCO High Income Fund, PIMCO Income Opportunity Fund, PIMCO Municipal Income Fund, PIMCO Municipal Income Fund II, PIMCO Municipal Income Fund III, PIMCO New York Municipal Income Fund, PIMCO New York Municipal Income Fund II, PIMCO New York Municipal Income Fund III, PIMCO Strategic Income Fund, Inc., PIMCO Dynamic Income Fund, PIMCO Dynamic Credit Income Fund, Premier Multi-Series VIT, Allianz Funds, and Allianz Funds Multi-Strategy Trust (each a “Trust”), on behalf of each Trust’s respective series of shares (the “Funds”).

WHEREAS, each of the Trusts and Funds have investment advisers which are affiliates of each other (each such firm, and any other advisory firm that is an affiliate of such firms, an “Affiliated Manager”);

WHEREAS, the Trusts and Funds are named as insureds under a Joint Investment Company Blanket Bond (the “Bond”) issued by National Union Fire Insurance Company of Pittsburgh, PA, Great American Insurance Group and Berkley Regional Insurance Company (collectively, the “Insurers”);

WHEREAS, the Trusts desire to establish (i) the basis on which additional investment companies for which an Affiliated Manager may hereafter act as investment adviser may be added as named insureds under the Bond, and (ii) the criteria by which recoveries under the Bond shall be allocated among the parties;

NOW, THEREFORE, it is agreed as follows:

1. If the Insurers are willing without additional premium to add, as an insured under the Bond, any investment company, not listed at the head of this agreement for which an Affiliated Manager hereafter is investment adviser, which may be included in the Bond pursuant to Rule 17g-1(b) under the Investment Company Act of 1940, as amended, and the rules and regulations thereunder (the “Act”), the Trusts agree (a) that such addition may be made, provided that those trustees of each Trust who are not “interested persons” of such Trust shall approve such addition, and (b) that such investment company may become a party to this agreement and be included within the terms “Trust,” “Fund,” or “party,” provided that in each case such investment company shall have executed and delivered to the Trusts its written agreement to become a party hereto and to be bound by the terms of this Agreement.

2. In the event that the claims of loss of two or more insureds under the Bond are so related that the Insurers are entitled to assert that the claims must be aggregated, each Fund shall receive an equitable and proportionate share of the recovery, but at least equal to the amount it would have received had it provided and maintained a single insured bond with the minimum coverage required under Rule 17g-1 under the Act.

3. A copy of the Agreement and Declaration of Trust or Trust Instrument of each Trust is on file with the Secretary of State of the state in which such Trust was organized, and notice is hereby given that this instrument is executed on behalf of the Trustees of each Trust as Trustees and not individually and that the obligations under this instrument are not binding upon any of the Trustees or holders of shares of beneficial interest of any Trust or Fund individually but are binding only upon the respective assets and property of each Trust and Fund.

IN WITNESS WHEREOF the parties have caused these presents to be executed by their officers hereunto duly authorized all as of the day and year first above written.

AllianzGI Institutional Multi-Series Trust

AllianzGI Managed Accounts Trust

AllianzGI NFJ Dividend, Interest & Premium Strategy Fund

AllianzGI Convertible & Income Fund

AllianzGI Convertible & Income Fund II

AllianzGI Equity & Convertible Income Fund

PCM Fund, Inc.

PIMCO California Municipal Income Fund

PIMCO California Municipal Income Fund II

PIMCO California Municipal Income Fund III

PIMCO Corporate & Income Strategy Fund

PIMCO Corporate & Income Opportunity Fund

PIMCO Income Strategy Fund

PIMCO Income Strategy Fund II

PIMCO Global StocksPLUS® & Income Fund

PIMCO High Income Fund

PIMCO Income Opportunity Fund

PIMCO Municipal Income Fund

PIMCO Municipal Income Fund II

PIMCO Municipal Income Fund III

PIMCO New York Municipal Income Fund

PIMCO New York Municipal Income Fund II

PIMCO New York Municipal Income Fund III

PIMCO Strategic Income Fund, Inc.

PIMCO Dynamic Income Fund

PIMCO Dynamic Credit Income Fund

Premier Multi-Series VIT

Allianz Funds

Allianz Funds Multi-Strategy Trust

By:	/s/ Julian Sluyters
Julian Sluyters
President and Chief Executive Officer